Exhibit 2

Equity Commitment Letter

May 16, 2007

Axio Holdings LLC

c/o ValueAct Capital Master Fund, L.P.

435 Pacific Avenue

San Francisco, CA 94133

Attention: Gregory P. Spivy

Ladies and Gentlemen:

1. Commitment. This letter (the “Letter Agreement”) will confirm the commitment of ValueAct Capital Master Fund, L.P., a British Virgin Islands limited partnership (“VAC” or “us”), to provide $380,250,000 of equity (the “Financing” and such amount being the “Financing Amount”) to Axio Holdings LLC, a Delaware limited liability company (the “Newco”), on the terms and conditions set forth herein. VAC, in its sole discretion, may elect to satisfy a portion of the Financing Amount through the transfer, contribution and delivery to Newco, immediately prior to the Effective Time, of shares of Company Common Stock, which shares will be cancelled, retired and cease to exist upon the consummation of the Merger (as defined below) without any payment therefore, pursuant to Article II of the Merger Agreement (as defined below) (the “Rollover Contribution Shares”) in exchange for membership interests of Newco (it being understood that the value of the Rollover Contribution Shares shall be equal to the product of the number of Rollover Contribution Shares and the Per Share Price, the “Rollover Valuation Amount”); provided, that the Rollover Valuation Amount, if any, and the cash contribution by VAC shall equal the amount of the Financing Amount. Concurrently with the delivery of this Letter Agreement, Silver Lake Partners II, L.P. (the “Other Sponsor”) is entering into a letter agreement (the “Other Sponsor Equity Commitment Letter”) committing to provide $380,250,000 of equity to Newco, on the terms and conditions set forth therein. In the event Newco does not require all of the equity with respect to which VAC and the Other Sponsor have made a commitment in order to consummate the Merger and fulfill its obligations under the Merger Agreement, the amount to be funded hereunder will be reduced by an amount equal to the amount by which the committed equity of the Other Sponsor shall be reduced so that the sum of the amount to be funded hereunder and the amount of the committed equity of the Other Sponsor shall equal the amount so required by Newco.

2. Use of Proceeds. The proceeds of the Financing shall be used solely for the equity contribution required to consummate the merger of Axio Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), with and into Acxiom Corporation, a Delaware corporation (the “Company”), with the Company remaining as the surviving corporation (the “Merger”) as described in the Agreement of Merger, dated as of the date hereof, among the Newco, Merger Sub and the Company (as the same may be amended from time to time, the “Merger Agreement”). Capitalized terms used in this Letter Agreement and not defined herein have the meanings given to such terms in the Merger Agreement.

3. Conditions. VAC’s commitment to fund any obligation hereunder is subject only to the prior or simultaneous satisfaction of the conditions to Newco’s obligations under the Merger Agreement set forth in Sections 7.1 and 7.2 thereof.

4. Indemnification and Expenses. You agree (a) to indemnify and hold harmless VAC, its affiliates and their respective partners, officers, directors, employees, advisors and agents (each an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Letter Agreement, the Merger Agreement, the Financing, the use of the proceeds thereof, the Limited Guarantee dated as of the date hereof by VAC in favor of the Company (the “Limited Guarantee”) or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that Newco shall not be responsible for losses, claims, damages or liabilities that arise out of acts or omissions of an Indemnified Person that are taken in bad faith or constitute gross negligence or willful misconduct as determined by a final, non-appealable court order; and (b) if the Financing is provided, to reimburse VAC and its affiliates on demand for all reasonable expenses (including due diligence expenses, travel expenses, and reasonable fees, charges and disbursements of counsel, accountants and other professionals) incurred by or on behalf of VAC in connection with the Financing and any related documentation (including this Letter Agreement and the Merger Agreement) or the administration, amendment, modification or waiver thereof. You also agree that if any indemnification sought by an Indemnified Person pursuant to this Letter Agreement is for any reason held by a court to be unavailable, then you and we will contribute to the losses, claims, liabilities, damages and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits received by you on the one hand and by us on the other hand from the actual or proposed transactions giving rise to or contemplated by this Letter Agreement, and also the relative fault of you, on the one hand, and of us and the Indemnified Person, on the other.

5. Limited Recourse and Damages. Any claim against VAC hereunder shall not be for monetary damages and shall only be to cause specific performance of VAC’s obligations under this Letter Agreement. The Company’s remedies against VAC under the Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against VAC in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Merger Sub or Newco breaches its respective obligations under the Merger Agreement, whether or not Merger Sub’s or Newco’s breach is caused by VAC’s breach of its obligations under this letter; provided, however, that the foregoing is not intended to diminish or otherwise limit the Company’s rights under Section 9.7 of the Merger Agreement to specifically enforce the obligations of Newco and Merger Sub under Sections 6.1 and 6.4(c) of the Merger Agreement to use their reasonable best efforts to enforce their rights under this Letter Agreement. Nothing in this letter, express or implied, is intended to or shall confer upon any Person, other than Newco, any right, benefit or remedy of any nature whatsoever under or by reason of this letter; provided, however, that the foregoing is not intended to diminish or otherwise limit the Company’s rights under Section 9.7 of the Merger Agreement to specifically enforce the obligations of Newco and Merger Sub under Sections 6.1 and 6.4(c) of the Merger Agreement to use their reasonable best efforts to enforce their rights under this Letter Agreement.

6. Termination. This commitment will be effective upon the Newco’s acceptance of the terms and conditions of this Letter Agreement and will expire, unless otherwise expressly agreed to by VAC in its sole discretion, on the earlier of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, and (iii) the collection by the Company or any of its Affiliates of any amounts under the Limited Guarantee. The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Letter Agreement or VAC’s commitment hereunder.

7. Governing Law, Etc. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of law provisions thereof). Any right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the transactions contemplated hereby, and VAC’s activities pursuant to, or the performance by VAC of the services contemplated by, this Letter Agreement is hereby waived. VAC and the Newco hereby submit to the exclusive jurisdiction of the federal and New York state courts in connection with any dispute related to this Letter Agreement or any of the matters contemplated hereby. VAC and the Newco waive to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such suit, action or proceeding.

8. Assignment; Amendment and Waiver. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by VAC or Newco without the prior written consent of the other; provided that VAC shall be entitled to assign all or any of its interests and obligations hereunder to any one or more of its Affiliates or to any entity managed or advised by an Affiliate of VAC without obtaining any such consent of any person, provided that VAC shall remain obligated to perform its obligations hereunder to the extent not performed by any such assignee. Any provisions hereof for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance.

9. Complete Agreement. This Letter Agreement, the Other Sponsor Equity Commitment Letter, the Merger Agreement, the Limited Guarantee, and the Other Limited Guarantee (as defined in the Limited Guarantee) contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10. No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter, and this letter is not intended to, and does not, confer upon any Person (including, without limitation, the Company) other than the parties hereto any rights or remedies hereunder or any rights to enforce the commitment of VAC to provide the Financing or any other provision of this Letter Agreement. Newco’s and Merger Sub’s creditors shall have no right to enforce this Letter Agreement or to cause Newco or Merger Sub to enforce this Letter Agreement. This Letter Agreement may only be enforced by Newco at the direction of the Other Sponsor in a manner agreed by VAC and the Other Sponsor. Notwithstanding anything the contrary set forth in this Section 10, nothing in this Section 10 (or elsewhere in this Letter Agreement) is intended to diminish or otherwise limit the Company’s rights under Section 9.7 of the Merger Agreement to specifically enforce the obligations of Newco and Merger Sub under Sections 6.1 and 6.4(c) of the Merger Agreement to use their reasonable best efforts to enforce their rights under this Letter Agreement.

11. Headings. The headings contained in the Letter Agreement are for reference only and shall not affect in any way the meaning and interpretation of this Letter Agreement.

12. Confidentiality. Neither the Newco, VAC nor any of their respective representatives or affiliates shall disclose to any third party the terms or existence of this Letter Agreement without the written consent of the other party, except as otherwise required by law or legal process.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

VALUEACT CAPITAL MASTER FUND, L.P.

BY: VA PARTNERS, L.L.C., its General Partner

By:	/s/ Jeffrey W. Ubben
Name:	Jeffrey W. Ubben
Title:	Managing Member

Acknowledged and Agreed:

AXIO HOLDINGS LLC

By:	/s/ Jeffrey W. Ubben
Name:	Jeffrey W. Ubben
Title:	President